Exhibit 99.1

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Announces Discontinuation of IMGN901

Study in Small-Cell Lung Cancer (SCLC)

Waltham, MA, November 5, 2013 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, announced today the decision to stop the IMGN901 Phase II SCLC study, following the recommendation of the trial’s independent Data Monitoring Committee (DMC). ImmunoGen is in the process of updating study investigators and regulatory authorities. IMGN901 is a CD56-targeting ADC.

Based on analysis of available data, the DMC concluded that the addition of IMGN901 to etoposide/carboplatin (E/C) was unlikely to demonstrate a sufficient improvement in progression-free survival compared to E/C alone to justify continuation of the trial. As an imbalance in the rate of infection and infection-related deaths was noted between the arms, the DMC recommended that all patients discontinue IMGN901 treatment. Infection-related death is a recognized risk in SCLC trials, including trials with E/C. Among the 198 patients receiving IMGN901 as a single agent in early trials, there was one incidence of infection-related death; it was deemed possibly drug related.

“This is clearly a disappointing outcome, as there is a tremendous need for new treatment options for SCLC,” commented Dr. Charles Morris, ImmunoGen EVP and Chief Development Officer. “We will be analyzing the findings to date in this trial as part of assessing potential next steps for IMGN901.”

In the past 18 months, ImmunoGen has initiated clinical testing with three wholly owned ADC compounds: (1) IMGN853 for ovarian, endometrial, and other cancers that highly express folate receptor α; (2) IMGN529 for non-Hodgkin lymphoma; and (3) IMGN289 for lung, head and neck, and other cancers that highly express EGFR, as announced earlier today. Seven other ADCs with ImmunoGen technology are in the clinic through partnerships, the most advanced of which is the marketed product, Kadcyla®.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses a tumor-targeting engineered antibody to deliver one of ImmunoGen’s highly potent cancer-cell killing agents specifically to tumor cells. The most advanced compound with ImmunoGen’s ADC technology is Roche’s Kadcyla, which is marketed in the US by Genentech and is also gaining approvals internationally. Additional compounds are in clinical testing by ImmunoGen and through the Company’s partnerships with Amgen, Bayer HealthCare, Biotest and Sanofi. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, Inc., a member of the Roche Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of novel anticancer products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other reports filed with the Securities and Exchange Commission.

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